Exhibit 99.1

Phillips 66 Reports First-Quarter Earnings of $1.4 Billion
or $2.23 Per Share
Adjusted earnings of $1.4 billion or $2.19 per share

First-Quarter Highlights

•	Generated operating cash flow of $2.2 billion; $1.8 billion excluding changes in working capital
•	Returned $576 million of capital to shareholders through dividends and share repurchases
•	Captured strong refining and chemicals margins
•	Processed a 68 percent advantaged crude slate in the U.S.
•	Increased access to advantaged domestic crudes through third-party logistics agreements
•	Announced plans for a 100,000 barrel-per-day NGL fractionator in Old Ocean, Texas
•	Filed registration statement related to initial public offering of Phillips 66 Partners

HOUSTON--(BUSINESS WIRE)--May 1, 2013--Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces first-quarter earnings of $1.4 billion compared with earnings of $636 million in the first quarter of 2012. Adjusted earnings were $1.4 billion, an increase of $617 million from the first quarter of 2012.

“We achieved strong financial results in the first quarter by capturing favorable chemicals and refining margins,” said Greg Garland, chairman and chief executive officer. “Operating excellence is our top priority, and in the first quarter we continued to improve upon our solid safety and environmental performance. We also are investing in the continued growth of our business. Our plans for a new natural gas liquids fractionator on the Gulf Coast reinforce our commitment to the American energy landscape and highlight our unique opportunities across the downstream value chain.”

“Increasing shareholder distributions remains a key component of our strategy and value proposition. During the quarter, we paid an increased dividend and repurchased $382 million of stock as part of our $2 billion share repurchase program. Since the company’s inception a year ago, we have returned $1.2 billion of capital to shareholders through dividends and share repurchases,” Garland concluded.

Midstream

The Midstream segment, which includes results for Phillips 66’s transportation business, recorded earnings of $110 million for the first quarter of 2013. Midstream adjusted earnings were $83 million, compared with $108 million in the prior year.

Phillips 66 Reports First-Quarter Earnings of $1.4 Billion

First-quarter earnings related to the company’s equity investment in DCP Midstream were $56 million, and adjusted earnings were $29 million. Adjusted earnings from DCP Midstream declined $31 million from the same period last year, primarily as a result of lower natural gas liquids (NGL) prices and volumes.

Phillips 66’s transportation business, which includes pipelines, terminals, railcars, rail loading facilities and trucks, generated earnings of $45 million in the first quarter. This represented a $16 million increase from the prior year due to higher throughput fees and volumes, as well as lower operating costs.

Earnings for the company’s NGL operations were $9 million during the quarter. This business includes interests in three fractionators and the company’s NGL trading and marketing activities.

Chemicals

First-quarter Chemicals earnings were $282 million, an increase of $65 million from the same period last year primarily due to higher margins. Compared with the first quarter of 2012, the margins within Olefins and Polyolefins (O&P) improved primarily due to lower feedstock costs. Externally marketed sales volumes in O&P increased 11 percent during the first quarter. Earnings for Specialties, Aromatics and Styrenics (SA&S) benefited from improved benzene margins, primarily related to higher sales prices.

Joint ventures within Chevron Phillips Chemical Company (CPChem) contributed $64 million to Phillips 66’s pre-tax Chemicals earnings, $12 million more than the same period last year. The improvement was a result of decreased turnaround activity, as well as higher volumes and feedstock margins in O&P, partially offset by increased turnaround activity in SA&S.

Global utilization for O&P was 91 percent during the quarter. Utilization rates were negatively impacted by a power outage at CPChem’s Sweeny Facility and continued ramp-up operations at Saudi Polymers Company’s petrochemicals complex.

Refining

Refining recorded first-quarter earnings of $922 million and adjusted earnings of $909 million. Adjusted earnings were $455 million higher than a year ago, primarily reflecting higher gasoline and distillate market crack spreads. Phillips 66 also improved its feedstock advantage by capturing wider Canadian crude differentials and running lower-cost crude slates in its Central Corridor and East Coast refineries.

During the quarter, 68 percent of the company’s U.S. crude slate was advantaged, compared with 60 percent in the same period last year. In the first quarter of 2013, Phillips 66 processed 563,000 barrels per day of heavy crude oil, including 190,000 barrels per day of Canadian heavy crude. The company ran 311,000 barrels per day of West Texas Intermediate (WTI) based crudes, including light Canadian crude. Additionally, Phillips 66 processed 221,000 barrels per day of Eagle Ford, Bakken and Mississippian Lime crudes, representing a 120,000 barrel-per-day increase over the first quarter of 2012.

Phillips 66’s worldwide refining utilization was 90 percent in the first quarter, reflecting turnaround activity in the Gulf Coast and Central Corridor regions, as well as unplanned downtime caused by a power outage at the Sweeny Refinery. Pre-tax turnaround expenses were $86 million during the quarter.

Phillips 66 Reports First-Quarter Earnings of $1.4 Billion

Marketing and Specialties (M&S)

M&S includes Phillips 66’s wholesale and retail fuel marketing, lubricants, power generation and flow improver businesses. First-quarter earnings for M&S were $188 million. Adjusted earnings were $202 million, an increase of $147 million from the same quarter last year, primarily as a result of higher margins. Worldwide sales volumes from the company’s marketing business rose by 50,000 barrels per day compared with the first quarter of last year.

Reported earnings for Phillips 66’s specialties businesses were $15 million. Excluding special items, earnings were $49 million during the quarter, $6 million lower than the first quarter of 2012 due to slightly higher costs and inventory impacts, partially offset by increased volumes. Compared with the first quarter of 2012, sales volumes from the company’s lubricants business were up 14 percent, mostly due to planned maintenance during the first quarter of 2012. Flow improver volumes increased by 16 percent, largely attributable to new product lines focused on heavy crude.

Corporate and Other

Corporate and Other costs were $95 million after-tax for the first quarter, including $43 million of net interest expense.

Financial Position, Liquidity and Return of Capital

During the quarter, Phillips 66 generated $2.2 billion in cash from operations. Excluding changes in working capital, operating cash flow was $1.8 billion. The company funded $387 million in capital expenditures and investments primarily in Refining, Midstream and M&S. Phillips 66 ended the quarter with $7.0 billion of debt and $4.8 billion of cash and cash equivalents. The company’s debt-to-capital ratio was 25 percent, and the net-debt-to-capital ratio was 9 percent at quarter end.

Phillips 66 returned $576 million of capital to shareholders in the first quarter, representing 26 percent of its cash from operations. The company paid $194 million in dividends, an increase from $157 million in the fourth quarter of 2012. During the first quarter, Phillips 66 also repurchased 6.4 million shares of common stock totaling $382 million, compared with 5.0 million shares totaling $245 million in the fourth quarter of 2012. By the end of the first quarter, the company had repurchased 14.0 million shares of common stock as part of its $2 billion share repurchase program.

Strategic Initiatives

Phillips 66 continues to focus on growth and enhancing returns by capturing opportunities created by the rise of oil and gas production in North America. In Midstream, the company is pursuing development of a 100,000 barrel-per-day NGL fractionator to be located in Old Ocean, Texas. If approved, construction is expected to begin in the first half of 2014, with startup anticipated in the second half of 2015. Additionally, during the first quarter, the company’s transportation business took delivery of 400 railcars, which will transport more advantaged crude to its refineries on the East and West Coasts.

Phillips 66 Reports First-Quarter Earnings of $1.4 Billion

DCP Midstream continues to successfully execute its growth plans. The Sand Hills and Southern Hills pipelines will deliver NGL to the growing Gulf Coast markets and are expected to be fully in service by mid-2013. The Sand Hills Pipeline is constructed to reach an initial capacity of more than 200,000 barrels per day and can increase to 350,000 barrels per day with the installation of additional pump stations. The Southern Hills Pipeline transports NGL originating from production in the Midcontinent. The 800-mile pipeline will have a capacity of 175,000 barrels per day after completion of planned pump stations, and provides improved market access and alternatives for area producers. The two pipeline projects have supported nearly 2,000 contract positions during construction and will employ approximately 50 full-time positions for ongoing operations.

As announced in March, Phillips 66 Partners LP (PSXP), a wholly owned subsidiary of Phillips 66, filed a registration statement with the U.S. Securities and Exchange Commission related to its proposed initial public offering (IPO) of common units representing limited partner interests. The company anticipates the IPO will occur in the second half of this year.

CPChem has a strong organic growth plan and has identified approximately $6 billion to $8 billion in potential growth projects for development over the next five years. This includes its world-scale Gulf Coast ethane cracker and related derivatives facilities, which together are expected to create approximately 400 long-term positions and 10,000 temporary engineering and construction jobs. CPChem’s growth plan is primarily focused on the U.S. Gulf Coast and capitalizes on advantaged feedstocks available in the region, as well as use of its proprietary technology.

Phillips 66 is continuing to improve returns by increasing access to advantaged feedstocks and expanding its refined product export capability. Several rail, terminal and pipeline service agreements, as well as direct investments in its transportation and refining assets, will enable the company to deliver more advantaged crudes to its U.S. refineries. Over the next twelve months, the company expects to process an additional 150,000 barrels per day of low-cost North American crude oil as a result of these efforts.

In the first quarter of 2013, refined product exports totaled 150,000 barrels per day, a significant increase compared with the same period of 2012. The company also completed projects at its Ferndale, San Francisco and Alliance refineries which expanded refined product export capability by approximately 35,000 barrels per day. In total, Phillips 66 has the capacity to export approximately 320,000 barrels per day from its domestic refineries. Through further investment at its facilities on the Gulf and West Coasts, export capability is expected to increase to 370,000 barrels per day by the end of 2013.

Later today, Phillips 66 Chairman and Chief Executive Officer Greg Garland, Executive Vice President and Chief Financial Officer Greg Maxwell, and Executive Vice President, Commercial, Marketing, Transportation and Business Development, Tim Taylor will host a webcast at 11 a.m. EDT to discuss the company’s first-quarter performance and provide an update on strategic initiatives. To listen to the conference call and view related presentation materials, go to www.phillips66.com/investors and click on “Presentations and Conference Calls.” For detailed supplemental information, go to http://www.phillips66.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

Phillips 66 Reports First-Quarter Earnings of $1.4 Billion

Earnings
	Millions of Dollars
	First Quarter
	2013	2012
Midstream	$110	$108
Chemicals	282	217
Refining	922	393
Marketing and Specialties	188	(12)
Corporate and Other	(95)	(70)
Phillips 66	$1,407	$636

Adjusted Earnings
	Millions of Dollars
	First Quarter
	2013	2012
Midstream	$83	$108
Chemicals	282	217
Refining	909	454
Marketing and Specialties	202	55
Corporate and Other	(95)	(70)
Phillips 66	$1,381	$764

Phillips 66 Reporting Segments
Previous	New (as of Jan. 1, 2013)

Midstream	Midstream

DCP Midstream	DCP Midstream
Other Midstream	NGL Operations
Transportation

Chemicals	Chemicals

Refining and Marketing (including Transportation)	Refining
Refining
Marketing, Specialties and Other	Marketing and Specialties
Marketing and Other
Specialties

Corporate and Other	Corporate and Other

Phillips 66 Reports First-Quarter Earnings of $1.4 Billion

About Phillips 66
Built on more than 130 years of experience, Phillips 66 is a growing energy manufacturing and logistics company with high-performing Midstream, Chemicals, Refining, and Marketing and Specialties businesses. This diverse portfolio enables Phillips 66 to capture opportunities in a changing energy landscape. Headquartered in Houston, the company has 13,500 employees who are committed to operating excellence and safety. Phillips 66 had $51 billion of assets as of March 31, 2013. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in crude oil, NGL, and natural gas prices, and refining and petrochemical margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

A registration statement relating to Phillips 66 Partners LP securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities of Phillips 66 Partners LP in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings, adjusted earnings per share, operating cash flow excluding working capital, and net-debt-to-capital ratio. These are non-GAAP financial measures. Adjusted earnings, adjusted earnings per share, and operating cash flow excluding working capital are included to help facilitate comparisons of company operating performance across periods.  The net-debt-to-capital ratio reduces debt and capital by the amount of cash and cash equivalents shown on the balance sheet for the reflected period, and is presented to reflect the net results if the company elected to utilize its cash balances to reduce debt in the future.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports First-Quarter Earnings of $1.4 Billion

Reconciliation of Earnings to Adjusted Earnings

	Millions of Dollars
	Except as Indicated
	1st Quarter
	2013	2012
Consolidated
Earnings (loss)	$1,407	$636
Adjustments:
Gain on share issuance by equity affiliate	(27)	-
Impairments	-	42
Pending claims and settlements	(16)	19
Repositioning tax impacts	-	67
Exit of business line	34	-
Tax law impacts	(17)	-
Adjusted earnings	$1,381	$764

Earnings per share of common stock (dollars)	$2.23	1.00

Adjusted earnings per share of common stock (dollars)	$2.19	1.20

Midstream
Earnings (loss)	$110	$108
Adjustments:
Gain on share issuance by equity affiliate	(27)	-
Adjusted earnings	$83	$108

DCP Midstream
Earnings (loss)	$56	$60
Adjustments:
Gain on share issuance by equity affiliate	(27)	-
Adjusted earnings	$29	$60

Refining
Earnings (loss)	$922	$393
Adjustments:
Impairments	-	42
Pending claims and settlements	-	19
Tax law impacts	(13)	-
Adjusted earnings	$909	$454

Marketing and Specialties
Earnings (loss)	$188	$(12)
Adjustments:
Pending claims and settlements	(16)	-
Repositioning tax impacts	-	67
Exit of business line	34	-
Tax law impacts	(4)	-
Adjusted earnings	$202	$55

Marketing and other
Earnings (loss)	$173	$(67)
Adjustments:
Pending claims and settlements	(16)	-
Repositioning tax impacts	-	67
Tax law impacts	(4)	-
Adjusted earnings	$153	$0

Specialties
Earnings (loss)	$15	$55
Adjustments:
Exit of business line	34	-
Adjusted earnings	$49	$55

Phillips 66 Reports First-Quarter Earnings of $1.4 Billion

Millions of Dollars
1st Quarter
2013
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$1,808
Working capital adjustments
Decrease (increase) in accounts and notes receivable	285
Decrease (increase) in inventories	(2,442)
Decrease (increase) in prepaid expenses and other current assets	(71)
Increase (decrease) in accounts payable	2,466
Increase (decrease) in taxes and other accruals	167
Net Cash Provided by Operating Activities	$2,213

CONTACT:
Phillips 66
Alissa Hicks (media), 832-765-1014
alissa.k.hicks@p66.com
or
Rosy Zuklic (investors), 832-765-2297
rosy.zuklic@p66.com